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Exhibit 99.1

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Gregg Haddad                                                                                                                                                                                                                                  Amy Knapp
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WELLCARE APPOINTS GLENN D. STEELE JR., M.D., Ph.D.
TO BOARD OF DIRECTORS

Tampa, Florida (November 2, 2009) — WellCare Health Plans, Inc. (NYSE: WCG) today announced that Glenn D. Steele Jr., M.D., Ph.D., president and chief executive officer of Geisinger Health System, has been appointed to the Company’s Board of Directors.  The Board also appointed Dr. Steele to serve on its Health Care Quality and Access and Regulatory Compliance Committees.

“We are pleased to welcome Dr. Steele to our Board.  Dr. Steele is a highly respected physician and national leader in health care,” said Charles G. Berg, WellCare’s executive chairman.  “Among other things, Dr. Steele will play an important role in helping WellCare further enhance its focus on quality health care for its members.”

“WellCare helps ensure that those most vulnerable in our country have access to quality, affordable health care,” Steele said.  “I look forward to joining the Board and playing a role in the Company’s continued efforts to meet the needs of the government clients and members it serves.”

Dr. Steele, 65, has served as Geisinger Health System’s president and chief executive officer since March 2001.  Prior to this role, Dr. Steele served at the Pritzker School of Medicine at the University of Chicago, where he was the Richard T. Crane professor in the Department of Surgery, vice president for Medical Affairs and dean of the Division of Biological Sciences.  Earlier in his career, he served as the William V. McDermott professor of surgery at Harvard University Medical School, chairman of the Department of Surgery of New England Deaconess Hospital and president and chief executive officer of Deaconess Professional Practice Group.

Dr. Steele is a member of the Institute of Medicine of the National Academy of Sciences and the New England Surgical Society.  He is also a fellow of a number of professional associations, including the American College of Surgeons, the American Surgical Association, the American Society of Clinical Oncology, the Society of Surgical Oncologists, and was a member of the National Advisory Committee on Rural Health.

Dr. Steele received his bachelor of arts in history and literature from Harvard University and his medical degree from New York University School of Medicine.  He earned his Ph.D. in microbiology at Lund University in Sweden.

About WellCare Health Plans, Inc.
WellCare Health Plans, Inc. provides managed care services exclusively for government-sponsored health care programs, focusing on Medicaid and Medicare.  Headquartered in Tampa, Florida, WellCare offers a variety of health plans for families, children, and the aged, blind and disabled, as well as prescription drug plans.  The Company served approximately 2.4 million members nationwide as of June 30, 2009.  For more information about WellCare, please visit the Company’s Web site at www.wellcare.com.

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